EXHIBIT 99.2

TO:	Executive Officers and Directors
of IBERIABANK Corporation

FROM:	Robert B. Worley, Jr.
EVP and General Counsel

DATE:	November 17, 2017

SUBJECT:	Notice of Imposition of Blackout Period under
Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) and
SEC Regulation Blackout Trading Restriction (“BTR”)

As required by the Employee Retirement Income Security Act (“ERISA”), Sarbanes-Oxley, and associated regulations, if certain employer retirement plan investments are subject to a blackout, IBERIABANK Corporation (“IBKC”) must notify all plan participants, former participants and beneficiaries of the blackout period.

IBKC is changing the recordkeeper for the IBKC Retirement Savings Plan (“401(k) Plan”) and the IBKC Deferred Compensation Plan (“NQDC Plan”) (collectively, the “Plans”), effective on or about January 2, 2017. In connection with this change, our current and former employees who participate in the Plans will be subjected to a blackout period during which they will be temporarily unable to undertake certain actions. These include directing or diversifying investments in their Plan accounts, including transfers into or out of the 401(k) Plan fund that holds IBKC Common Stock and deemed investments in such stock under the NQDC Plan, and 401(k) Plan loans or distributions.

The period during which participants in the Plans will be unable to exercise these rights represents a “blackout period” under Sarbanes-Oxley. The blackout period for the Plans will begin at 4:00 p.m. Eastern Time on December 19, 2017 and is expected to end on or about January 15, 2018.

Furthermore, to comply with the Sarbanes-Oxley Act, BTR requires IBKC to notify its directors and executive officers that the Plans’ blackout period pertains to their employer security holdings or options. During the blackout period, with certain limited exceptions, you will not be permitted to purchase, sell or otherwise acquire or transfer, directly or indirectly, any equity securities of IBKC.

This trading prohibition during the blackout period does not apply to certain exempt transactions. For example, Sarbanes-Oxley permits you to make gifts of securities and to engage in transactions involving equity securities that were not acquired in connection with your services as a director or officer, although there is a presumption that any such transactions are prohibited unless you can identify the source of the shares and meet other requirements.

In addition, as a reminder, you also remain subject to the notice and other requirements of the IBKC Insider Trading Policy.

If you have any questions concerning this notice, the blackout period or transactions during the blackout period, you should contact Rob Worley, Executive Vice President and General Counsel, by email at robert.worley@iberiabank.com, by phone at (504) 310-7320, or by mail at 601 Poydras Street, Suite 675, New Orleans, Louisiana 70130.